Exhibit 99.14

Guardian 8 Debuts Training Program for Enhanced Non-Lethal Devices

Free, Inaugural Course Planned for September 27th in Chicago Following ASIS Conference

Free, Inaugural Course Planned for September 27th in Chicago Following ASIS Conference

SCOTTSDALE, AZ--(Marketwired - Sep 5, 2013) - Guardian 8 Corporation, a provider of innovative personal safety and security tools, today announced that it will kick off its training program for the G8 Pro V2, the first in a new category of security products called enhanced non-lethals (ENL), during a free, one-day event on September 27th during the ASIS 2013 conference in Chicago. After successfully completing the course, attendees will be certified to train other security professionals on the layered defense capabilities of the G8 Pro V2. Guardian 8 Corporation is the wholly owned operating subsidiary of Guardian 8 Holdings (OTCQB: GRDH).

"Security professionals are looking for tools that enable them to take appropriate non-lethal actions to mitigate personal risk, and the G8 Pro V2 does just that by incorporating pepper spray and communications technologies in a lightweight, duty-belt device," said Paul Hughes, COO of Guardian 8. "Our training course is designed to educate the security industry on how to leverage the advanced, yet easy-to-use, technologies integrated into the G8 Pro V2 and effectively use the device in their day-to-day operations."

The G8 Pro V2 fully integrates several non-lethal technologies and a communications platform to provide a safer personal defense solution. It provides a layered defense as an alternative to force from up to 50 feet away, including laser spotter, siren, strobe light, O.C. pepper spray, camera with voice and video auto-record functionality, push-to-talk communications capabilities.

G8 Pro V2 Training and Certification

The G8 Pro V2 training courses will provide an overview of the type of digital evidence produced by the device, including images, audio and electronic record of dates and times of key events, and how to download and utilize that evidence. Attendees also will hone their targeting skills as they practice operating the non-lethal technologies. To qualify for training, attendees must already have certification for use of O.C. pepper spray if their local laws require it.

When attendees have completed the course, they will be certified to instruct frontline users on proper use of the G8 Pro V2. The training is designed to be flexible so that instructors can adapt it to include policies and procedures that are unique to their organization or the state(s) in which they operate.

The free, inaugural G8 Pro V2 training and certification class on Friday September 27th will take place from 8am to 5pm at the Hyatt McCormick Place in downtown Chicago. This course is limited to the first 30 people to register on the Guardian 8 website.

After the initial training session in Chicago, Guardian 8 will offer additional courses around the country. The cost to attend these sessions will be $179 per person. For full details on the locations, dates and times of future G8 Pro V2 training, visit the Guardian 8 website.

About Guardian 8

Guardian 8 Corporation, the wholly owned operating subsidiary of publicly traded Guardian 8 Holdings (OTCQB: GRDH), is defining a new market category for personal safety and security tools: "low-impact (low-risk) enhanced non-lethal (ENL) devices." The company develops, manufactures and sells innovative personal security devices designed to deliver layered defense for low-impact de-escalation and risk mitigation. Guardian 8 is based in Scottsdale, Ariz.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the training program; Guardian 8′s and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits or capabilities of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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